FOR IMMEDIATE RELEASE

SAEXPLORATION APPOINTS INDUSTRY VETERAN MICHAEL FAUST AS INTERIM PRESIDENT IN ADDITION TO ROLE AS EXECUTIVE CHAIRMAN OF THE BOARD

August 22, 2019 – HOUSTON, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced the appointment of industry veteran Michael Faust as interim President of the Company with immediate effect. Additionally, as previously disclosed, Mr. Faust has assumed the role of Executive Chairman of the Board of Directors of SAExploration.

Mr. Faust brings to SAE deep industry experience, combined with a working knowledge of our operations, customers and employees. Prior to being appointed Executive Chairman of the Board, he was serving as the Lead Independent Director of the Board. As previously noted, Mr. Faust has served on the Board of Directors of Obsidian Energy Ltd., a Canadian-listed public company in the oil and natural gas industry, since April 2018, and is continuing in his roles of Director and interim President and CEO. Mr. Faust has served on the Board of Directors of Parker Drilling Company, a U.S.-listed provider of drilling services and rental tools to the energy industry in the U.S. and international markets since March 2019. Previously, Mr. Faust had a long career of increasing responsibilities with ExxonMobil and ConocoPhillips. Mr. Faust earned his Master of Arts degree in Geophysics from the University of Texas at Austin in 1984, and his Bachelor of Science degree in Geology from the University of Washington in 1981.

About SAExploration Holdings, Inc.

SAE is an international oilfield services company offering a full range of vertically-integrated seismic data acquisition, data processing and interpretation, and logistical support services throughout North America, South America, Asia Pacific, Africa and the Middle East. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia, Malaysia, Singapore, and Australia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

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Forward Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable U.S. federal securities laws. The words “may,” “possible,” “estimates”, “expects,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding the possible impact of the matters summarized in this press release, may or may not be realized, and differences between estimated results and those actually realized may be material.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to known and unknown uncertainties, including:

•	the outcome of the SEC investigation, which could include sanctions against the Company and its officers and directors, civil lawsuits and criminal penalties;
•	the impact of the restatement and conclusion of the Company regarding the effectiveness of its internal controls and disclosure controls and procedures, among other things;
•	the outcome of the Company’s own investigation into the matters summarized in this press release;
•	additional risks may arise in the process of completing the restatement and related disclosures to be revised;
•	the possible impact on payments received from the State of Alaska regarding completed tax credits and pending applications;
•	risks related to a possible delisting from the Nasdaq Capital Market;
•	risks related to the Company’s debt agreements;
•	the impact that the disclosure in this press release, as well as possible future filings and disclosures may have on the Company’s business, including customers, employees and others;
•	the impact of the placement on administrative leave of Mr. Hastings and the termination of Mr. Whiteley;
•

the time and expense required to complete the restatement, revised disclosures, respond to the SEC and for the Company to complete its own investigation, which expenses are likely to be material and are likely to have a material adverse impact on the Company’s cash balance, cash flow and liquidity; and

•	other risks described more fully in the Company’s filings with the SEC that relate to matters not covered in this press release.

Each of these risks, and the known and unknown consequences of these risks, could have a material negative impact on the Company, its business and prospects. As of the date of this press release, the Company cannot make any assurances regarding the impact or outcome of these risks. Forward-looking statements reflect the views of the Company as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments, other than in compliance with U.S. federal securities laws and the Company’s determination that any such revised disclosure is necessary or advisable to do.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Safety. Acquisition. Experience	saexploration.com

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

Safety. Acquisition. Experience	saexploration.com